Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 29, 2014 by and between Integrity Bank, a Pennsylvania Corporation (the “Bank”), and Thomas John Sposito II (the “Executive”).

WHEREAS, contemporaneously herewith, Integrity Bancshares, Inc. (the “Company”), of which the Bank is a wholly-owned subsidiary, is entering into an Agreement and Plan of Merger, dated as of October 29, 2014, by and between S&T Bancorp, Inc. (“S&T”) and the Company (the “Merger Agreement”) pursuant to which the Company will be merged with and into S&T and the Bank will become a wholly-owned subsidiary of S&T (the “Merger”); and

WHEREAS, it is contemplated that, after the closing date of the Merger and subject to applicable regulatory approvals, the Bank will be merged with and into S&T’s wholly owned subsidiary, S&T Bank, and will become a division of S&T Bank, in accordance with, and subject to, the terms of the Merger Agreement; and

WHEREAS, the Bank desires to continue to retain the Executive on the terms and conditions set forth in this Agreement, and the Executive desires to provide such services on such terms and conditions; and

NOW, THEREFORE, in consideration of the terms and mutual covenants herein and for other good and valuable consideration (the receipt of which is hereby acknowledged by the parties hereto), the parties agree as follows:

1. Services, Duties and Responsibilities.

(a) The Bank hereby agrees to employ the Executive as a Senior Executive Vice President during the service period fixed by Section 3 hereof (the “Service Period”). The Executive shall report to the Bank’s President and Chief Executive Officer and shall have such duties and responsibilities as are assigned by the Board of Directors of the Bank (the “Board”) or the Bank’s Chief Executive Officer and consistent with such position (the “Services”). The Executive’s principal work location shall be at the Bank’s principal executive offices; provided that the Executive may be required to travel as reasonably necessary in order to perform the Executive’s duties and responsibilities hereunder.

(b) During the Service Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of the Executive’s working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business of the Bank. During the Service Period, the Executive may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of competitive business or service; provided that the Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere with the performance of the Executive’s duties under this Agreement to engaging in community and charitable activities.

2. Compensation.

(a) Base Salary. During the Service Period, the Executive shall be paid an annual base salary of $300,000 for the Executive’s services hereunder, payable in accordance with the normal and customary payroll procedures applicable to the Bank’s senior executives. The Executive’s base salary shall be subject to increase but not decrease, as determined by the Board in its discretion (such base salary, as in effect from time to time, the “Base Salary”).

(b) Incentive Compensation. Executive shall be eligible for annual incentive awards under and in accordance with the terms of any incentive bonus plan that may be established by the Bank or S&T for the benefit of its senior executives, based on achievement of performance goals and other criteria set forth in such incentive plan. Executive will also be eligible to participate in any stock option, stock bonus, or other incentive plan available generally to other senior executives of the Bank from time to time.

(c) Automobile. During the Service Period, the Bank shall provide the Executive with an automobile (of the same or equivalent model to the automobile provided by Bank as of the date of this Agreement) for the Executive’s business and personal use. The Bank shall be responsible for all title, insurance and maintenance costs with respect to such vehicle, and all gasoline expenses excluding those for personal use.

(d) Club Membership. During the Service Period, the Bank shall pay the dues and assessments for Executive to be a member of the Hershey Country Club and reimburse Executive for all ordinary, necessary, and reasonable business-related expenses incurred by Executive on Bank business at said club. As a condition to receiving such reimbursements, Executive shall submit to the Bank on a timely basis business expense reports in accordance with the expense reimbursement policies of the Bank in effect from time to time.

(e) Other Benefits. The Executive shall be eligible to participate in all employee benefit plans and arrangements of the Bank applicable to other senior executives of the Bank (including, without limitation, medical, life, and disability insurance programs).

(f) Vacation. The Executive shall be entitled paid vacation in accordance with the Bank’s vacation policy, provided that the Executive shall be entitled to not less than three (3) weeks of vacation in each calendar year (prorated for partial years).

(g) Effective Time Bonus; Retention Payment. Within thirty (30) days after the Effective Time (as defined in the Merger Agreement), the Bank shall pay to the Executive a bonus in the amount of $15,000 (the “Effective Time Bonus”). If the Executive remains in the continuous employ of the Bank and its affiliates until the close of business on the date that is thirty (30) months after the Closing Date (as defined in the Merger Agreement) (the “Initial Term Completion Date”) and a Section 409A Change in Control (as defined below) has not previously occurred, the Bank shall pay to the Executive within thirty (30) days after such date a lump sum payment in an amount equal to the Executive’s Base Salary in effect immediately prior to the Initial Term Completion Date reduced by the amount of the Effective Time Bonus (the “Retention Payment”); provided, however that if the Executive has been in the continuous employ of the Bank and its affiliates until immediately prior to the occurrence of a Change in

Control that is a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A Change in Control”), the Retention Payment (unless previously paid) shall instead be paid within five (5) business days after the date of such Section 409A Change in Control and shall be determined based on the Executive’s Base Salary in effect immediately prior such Section 409A Change in Control.

(h) 2014 Bonus. The Bank shall pay to the Executive within five business days after the date of this Agreement a bonus (the “2014 Bonus”) in respect of calendar year 2014 services in the amount of $10,000. The Executive acknowledges and agrees that such bonus shall be taken into account in determining the amount of any annual bonus that may be paid to the Executive in respect of calendar year 2014.

(i) Reimbursement of Business Expenses. The Bank shall promptly reimburse the Executive for all reasonable out-of-pocket business expenses (including mobile telephone expenses) and travel expenses incurred by the Executive in connection with the carrying out of the Executive’s responsibilities under this Agreement during the Service Period upon presentation of appropriate vouchers or other satisfactory evidence thereof and otherwise in accordance with applicable Bank policies.

3. Effective Time of Agreement; Service Period.

(a) Effective Date of Agreement: Except with respect to Sections 2(h), 7, 8, 9, and 10(d) through 10(f) hereof, which shall be effective as of the date hereof, this Agreement shall become effective as of the Effective Time. If the Merger Agreement terminates in accordance with Section VIII thereof, this Agreement shall thereupon immediately terminate and be of no force or effect.

(b) Term. The Service Period during which the Executive shall perform the Services for the Bank pursuant to this Agreement shall commence at the Effective Time, and shall expire on the Initial Term Completion Date, provided that nothing herein shall bar the parties from (a) extending the Service Period under this Agreement by mutual agreement or (b) continuing Executive’s employment by the Bank without extension of this Agreement.

(c) Termination of Service Period. Notwithstanding the foregoing, the Service Period may be terminated at any time upon the earliest to occur of the following events or any of the events identified in Section 6:

(i) Death or Disability. The Service Period shall terminate upon the Executive’s death or Disability. For this purpose, “Disability” means that either (A) the Executive is deemed disabled for purposes of any group or individual long-term disability policy maintained by the Bank that covers the Executive, or (B) in the good faith judgment of the Board, the Executive is substantially unable to perform the Executive’s duties under this Agreement for more than ninety (90) days, whether or not consecutive, in any twelve (12) month period, by reason of a physical or mental illness or injury.

(ii) Termination for Cause by the Bank. The Bank may terminate the Service Period for Cause at any time effective upon written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean the termination of the Service Period on account of (A) the Executive’s failure to substantially perform the Executive’s duties hereunder or as reasonably assigned to the Executive (other than by reason of Disability), after reasonable written demand for substantial performance has been delivered by the Board specifically identifying the manner in which the Board believes the Executive has not performed the Executive’s duties; (B) the Executive’s material breach of this Agreement or any material written policy of the Bank or S&T and Executive shall not have cured such breach (as determined in the reasonable judgment of the Board (or its designee) and only to the extent the breach can be cured) within fifteen (15) days after written notice from the Board (or its designee); (C) the Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (D) an act or acts on the Executive’s part constituting (x) a felony or (y) a misdemeanor involving (i) fraud, moral turpitude, dishonesty, breach of trust or fiduciary duties, organized crime or racketeering; (ii) willful violation of securities or commodities laws or regulations; (iii) willful violation of depository institution laws or regulations; (iv) willful violation of housing authority laws or regulations; or (v) willful violation of the Bank’s or S&T’s code of conduct.

(iii) Termination without Cause by the Bank. The Bank may terminate the Service Period without Cause.

(iv) Termination by the Executive for Good Reason. The Executive may terminate the Service Period for Good Reason within ninety (90) days following the initial existence of the circumstances giving rise to Good Reason, subject to the terms and conditions of this Section 3(c)(iv). For purposes of this Agreement, the term “Good Reason” shall mean, unless the Executive shall have consented in writing thereto, (i) a material diminution in the Executive’s Base Salary, (ii) a material diminution in the Executive’s title, duties and responsibilities; (iii) a relocation of the Executive’s primary work location more than fifty (50) miles from Camp Hill, Pennsylvania; or (iv) any material breach of this Agreement by the Bank; provided that the Executive shall have delivered written notice to the Bank, within thirty (30) days of the initial existence of the circumstances giving rise to Good Reason, of the Executive’s intention to terminate the Service Period for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate the Service Period for Good Reason, and the Bank shall not have cured such circumstances within thirty (30) days following the Bank’s receipt of such notice. If, following such thirty (30) day period, the Bank has not cured such circumstances and the Executive decides to proceed with the termination of the Service Period for Good Reason, such a termination will be effected by providing the Bank with a Notice of Termination.

(v) Voluntary Termination by the Executive. The Executive may voluntarily terminate the Service Period (other than for Good Reason); provided that the Executive provides the Bank with notice of the Executive’s intent to terminate the Service Period at least sixty (60) days in advance of the Date of Termination.

(d) Golden Parachute Limit. Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Payments or any other payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of

1986, as amended (the “Code”) (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax. All amounts payable in consideration of Executive’s covenants pursuant to Section 7, 8, and 9, as determined by a valuation firm selected by S&T and reasonably acceptable to the Executive, shall, for purposes of the determinations made under this Section 3(d), be excluded from the amounts considered “parachute payments” to the maximum extent permitted under Section 280G of the Code. All determinations required to be made under this Section 3(d) shall be made by tax counsel selected by S&T and reasonably acceptable to the Executive (“Tax Counsel”), which determinations shall be conclusive and binding on the Executive and S&T absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by S&T. In the event any such reduction is required, the Total Benefits shall be reduced in a manner determined by S&T (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code. The parties hereto hereby elect to use the Applicable Federal Rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Service Period by the Bank or by the Executive (other than a termination on account of the Executive’s death) shall be communicated by written “Notice of Termination” to the other party in accordance with Section 10(c).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Service Period expires pursuant to Section 3(b) hereof, the date on which the expiration of the Service Period occurs; (ii) if the Service Period is terminated due to the Executive’s death or Disability, the date of the Executive’s death or Disability; (iii) if the Bank terminates the Service Period for Cause, the date on which the Notice of Termination is given; (iv) if the Executive terminates the Service Period for Good Reason, the date on which the Notice of Termination is given (or such other date as may be agreed to by the Bank); (v) if the Executive voluntarily terminates the Service Period (other than for Good Reason), the date specified in the Notice of Termination, which date shall be no earlier than sixty (60) days after the date such notice is given pursuant to Section 3(c)(v) hereof, unless otherwise agreed to by the parties; and (vi) if the Service Period is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) as set forth in such Notice of Termination.

5. Rights and Obligations Upon Termination of the Service Period.

(a) Termination by the Bank without Cause or by the Executive for Good Reason. In the event of the termination of the Service Period by the Bank without Cause or by the Executive for Good Reason (such termination being a “Qualifying Termination”), the Executive shall be entitled to the following:

(i) any unpaid portion of the Base Salary through the Date of Termination (payable in accordance with the Bank’s normal payroll practices) and any vested benefits to which the Executive is entitled under the terms of the Bank’s employee benefit plans and programs, subject to the terms of such plans and programs (collectively, the “Accrued Obligations”);

(ii) the Executive shall continue to be paid the Executive’s Base Salary from the Termination Date through and until the Initial Term Completion Date, payable in accordance with the Company’s normal payroll practices; and

(iii) if the Qualifying Termination occurs before the Initial Term Completion Date and before the occurrence of a Section 409A Change in Control, the Bank shall pay to Executive within thirty (30) days after the Initial Term Completion Date the Retention Payment that would have been paid to the Executive if the Executive had remained continuously employed by the Bank and/or its affiliates until the Initial Term Completion Date, calculated using the Executive’s Base Salary in effect immediately prior to the Qualifying Termination (such payment, together with the payments provided for by the preceding clause (ii), being the “Severance Payments”).

Notwithstanding the foregoing provisions of this Section 5(a): (i) the Executive’s entitlement to the Severance Payments shall be subject to and conditioned upon the Executive providing to the Company an Irrevocable Release not later than sixty (60) days after the date of the Executive’s termination of employment; (ii) if the 60-day period following the Executive’s termination of employment begins in one calendar year and ends in another, the Severance Payments shall, to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), commence on the first payroll date following the later of (A) the end of the calendar year in which the Executive’s termination of employment occurs or (B) the date the Executive satisfies the Irrevocable Release requirement; and (iii) the Executive’s entitlement to the Severance Payments shall be subject to and conditioned upon the Executive complying with Sections 7 and 8 of this Agreement. “Irrevocable Release” means a general release of claims in such customary form as shall be specified by the Bank that has been executed by the Executive and for which the revocation period under Age Discrimination in Employment Act of 1967, as amended, and the terms of the release have expired.

(b) Death or Disability. If the Service Period is terminated as a result of the Executive’s Disability or death, the Executive or the Executive’s estate or beneficiaries, as the case may be, shall be entitled to (i) the Accrued Obligations and (ii) a pro-rated portion of the Retention Payment equal to the Retention Payment that would have been paid to the Executive if the Executive had remained continuously employed by the Bank and/or its affiliates until the Initial Term Completion Date times a fraction, the numerator which shall be the number of full calendar months from the Closing Date until the date of the termination of the Service Period and the denominator which shall be thirty (30).

(c) Termination Upon the Expiration of the Service Period or by the Bank for Cause or by the Executive Voluntarily. If the Service Period expires pursuant to Section 3(b) hereof or is terminated by the Bank for Cause or voluntarily by the Executive (other than for Good Reason), the Executive shall be entitled to solely the Accrued Obligations.

(d) Severance Benefits In Respect of March 2014 Employment Agreement. If the Service Period expires for any reason, the Bank shall pay to the Executive within thirty

(30) days after the Executive’s termination of employment (i) a lump sum cash payment in the amount of $650,000 and (ii) pay or provide the benefits described in the second and third sentences of Section 11(b) of the Executive Employment Agreement, dated March 20, 2014, between the Bank and the Executive (the “March 2014 Agreement”) (regardless of prior termination of such Agreement). The Executive acknowledges and agrees that such payments and benefits constitute full payment and satisfaction of any and all amounts and benefits to which the Executive has, had, or may have any claim or entitlement to under Sections 11 and 12 of the March 2014 Agreement. Notwithstanding the foregoing, no payments or benefits shall be paid or provided under this Section 5(d) to the extent that the Executive has previously received such payments and/or benefits under the terms of the March 2014 Agreement or otherwise and in no event shall there be any duplication of such payments or benefits.

6. Other Termination Provisions.

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(3) or (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (but subject in all events to the requirements of Section 409A of the Code and applicable law) (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e)(4) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(c) If the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default.

7. Non-Solicitation and Non-Competition.

(a) Until the date that is the earlier of (x) thirty (30) months after the Closing Date or (y) the date of a Change in Control (and for sake of clarity regardless of whether the Executive’s employment by the Bank and its affiliates has terminated prior to such date and regardless of whether the Executive was eligible for any Severance Payments in connection with any such termination of employment), the Executive will not, without the written consent of the Bank, directly or indirectly:

(i) own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged, or proposing to engage, in the operation of a Competing Business in the Territory. For purposes of this Agreement, “Competing Business” means banking and other financial services businesses, including commercial banks, savings banks, credit unions, mortgage companies, savings and loan associations, trust companies, investment advisory or sales businesses, any similar financial institutions, or any other business in which the Bank or any of its affiliates is engaged, or is contemplating becoming engaged, at the time of termination of the Executive’s employment; and “Territory” means the counties within Pennsylvania in which the Company, the Bank or any of their affiliates conducts operations as of the Effective Date and any other counties in Pennsylvania or other state in which the Company, the Bank or any of their affiliates conducts operations during the period of the Executive’s employment with the Company or the Bank or any of their affiliates; provided, however, that the Executive may, without violating this Agreement, own as a passive investment not in excess of one percent (1%) of the outstanding capital stock or other equity interests of a corporation or other entity whose shares or other equity interests are publicly traded on an established securities market;

(ii) influence or attempt to influence any customer of the Bank or any of its affiliates to discontinue its use of the Bank’s (or such affiliate’s) services or to divert such business to any other person, firm or corporation; or

(iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Bank or any of its affiliates and any of its respective employees, customers, suppliers, principals, distributors, lessors or licensors. Efforts by the Executive, whether direct or indirect, (A) to solicit or assist any other person or entity in soliciting any employee of the Bank or any of its affiliates to perform services for any entity (other than the Bank or any of its affiliates) or (B) to encourage any employee of the Bank, or any of its affiliates to leave their employment with the Bank or any of its affiliates shall be in violation of this Section 7. A person’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Bank or any of its affiliates shall not be deemed a violation of this Section 7.

(b) In the event the Executive breaches any of the provisions contained in Section 7(a) and the Bank seeks compliance with such provisions by judicial proceedings, the time period during which the Executive is restricted by such provisions shall be extended by the time during which the Executive has actually competed with the Bank or any of its affiliates or been in violation of any such provision and any period of litigation required to enforce the Executive’s obligations under this Agreement.

(c) The Executive and the Bank intend that Section 7 of this Agreement be enforced as written. However, if one or more of the provisions contained in Section 7 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Executive and the Bank agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

(d) The provisions of this Section 7 and Sections 8 and 9 shall be immediately effective as of date first written above. The Executive acknowledges and agrees that the Effective Time Bonus, the 2014 Bonus, the right to the Severance Payments (if any) and the other covenants of the Bank hereunder represent adequate and additional consideration for the

Executive’s covenants pursuant to Sections 7, 8 and 9. For the avoidance of doubt, in no event shall the provisions of this Section 7 and Sections 8 and 9 apply beyond the date that is thirty (30) months after the Closing Date.

8. Confidentiality; Non-Disclosure.

(a) The Executive hereby agrees that, during the Service Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Bank or any of its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Bank or any of its affiliates (in whatever form) that is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or trade secrets.

(b) The Executive hereby agrees that upon the termination of the Service Period, the Executive shall not take, without the prior written consent of the Bank, any business plans, strategic plans or reports or other document (in whatever form) of the Bank or any of its affiliates, which is of a confidential nature relating to the Bank or any of its affiliates.

9. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Bank and its affiliates in the event that the Executive breaches any of the restrictive covenants set forth in Sections 7 and 8 (the “Restrictive Covenants”). In the event that the Executive breaches any of the Restrictive Covenants, the Bank shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant. If the Bank shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Bank or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Bank or any of its affiliates has an adequate remedy at law.

10. Miscellaneous.

(a) Notwithstanding anything herein to the contrary: (i) any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 regarding golden parachute and indemnification payments.

(b) This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and this Agreement shall be interpreted in accordance with such requirements. If any provision contained in the Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto). Notwithstanding anything to the contrary herein, for purposes of determining the Executive’s entitlement to the Severance Payments, (i) the Service Period shall not be deemed to have terminated and the Executive’s employment shall not be treated as having terminated unless and until the Executive incurs a “separation from service” as defined in Section 409A of the Code, and (ii) the term “Date of Termination” shall mean the effective date of the Executive’s separation from service. Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with the Bank’s policies (as applicable) with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Bank procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (x) the date specified by the foregoing provisions of this Agreement or (y) the date that is six (6) months after the date of the Executive’s separation from service (or, if earlier, the date of the Executive’s death). Notwithstanding anything to the contrary herein, to the extent permitted under Section 409A of the Code, each severance payment or benefit provided for herein shall be deemed to be a separate payment for purposes of Section 409A of the Code. Any installment payments that are delayed pursuant to this Section 10(b) shall be accumulated and paid in a lump sum on the first day of the seventh month following the Date of Termination (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. The Severance Payments are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Payments are covered by (i) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (ii) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (iii) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D).

(c) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service. All such notices or communications to the Bank shall be sent to the Bank at its primary headquarters office location (to the attention of the Board). All such notices or communications to the Executive shall be sent to the Executive at the Executive’s address as listed on the Bank’s payroll records, or at such other address as the Bank or the Executive may designate by ten (10) days advance written notice to the other.

(d) The March 2014 Agreement shall remain in full force and effect, subject to the terms thereof, until the Effective Time, and, other than with respect to the payments provided under Section 5(d) of this Agreement, at the Effective Time shall immediately terminate and be of no force or effect.

(e) This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof; provided, however, that the March 2014 Agreement shall continue in effect to the extent provided in Section 10(d).

(f) Section 10(b) of this Agreement is hereby incorporated by reference into the March 2014 Agreement, and the March 2014 Agreement shall be deemed to be amended effective as of the date of this Agreement to include the provisions thereof. For purposes of Section 10(b) as incorporated by reference into the March 2014 Agreement, references to “Severance Benefits shall be deemed to be references to the payments and benefits provided under Section 11 of the March 2014 Agreement and “Service Period” shall be deemed to refer to the Executive’s period of employment under the March 2014 Agreement.

(g) Only an instrument in writing signed by the parties hereto may amend this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(h) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(i) The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume this Agreement in the same manner and to the same extent that the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank and any such successor (or successors) that assumes this Agreement, by operation of law or otherwise.

(j) The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(k) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(m) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

11. Certain Definitions.

(a) Change in Control. “Change in Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than a pension, profit-sharing or other employee benefit plan established by S&T or the Bank or any of its affiliates, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act in effect as of the date first written above), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

(ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of S&T cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

(iii) The stockholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of S&T or such surviving entity outstanding immediately after such merger or consolidation;

(iv) The stockholders of S&T or the Board of Directors of S&T or of the Bank approve a plan of complete liquidation or an agreement for the sale of or disposition (in one transaction or a series of transactions) of all or substantially all of S&T’s or the Bank’s assets; or

(v) Any other event that constitutes a change in control of a nature that would be required to be reported by S&T in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision (whether or not S&T then in subject to the requirements of the Exchange Act).

For sake of clarity, neither the Merger nor any of the transactions contemplated by the Merger Agreement shall constitute a Change in Control.

A Change in Control shall exclude a public stock offering by S&T or a convertible debt offering by S&T.

(b) Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor statute.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTEGRITY BANK

/s/ James T. Gibson
Name:	James T. Gibson
Title:	Chairman, President and Chief Executive Officer

/s/ Thomas John Sposito II
THOMAS JOHN SPOSITO II